EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-98263, 333-97765, 333-83993, 333-50217, 333-50381, 333-107320, 333-63440, 333-39376, 333-121508, 333-116605, 333-115629, 333-127916, 333-136718, 333-134166 and 333-63426) and Form S-3 (No.’s 333-109508, 333-111945, 333-67948, 333-121511, 333-121509, 333-114249, 333-125975, 333-133935, 333-132562, 333-134131 and 333-30778), of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of Nanogen, Inc., Nanogen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nanogen, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

San Diego, California

March 14, 2007